Exhibit 10.5

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LICENSE AGREEMENT

THIS LICENSE AGREEMENT (hereinafter referred to as “Agreement”) dated as of September 1, 2008 (hereinafter referred to as “Effective Date”), is entered into between Sonkei Pharmaceuticals, Inc., a Delaware corporation, having a place of business located at 47 Hulfish Street, Suite 310, Princeton, NJ 08542, United States of America (hereinafter referred to as “LICENSEE”) and Mitsubishi Tanabe Pharma Corporation, a Japanese corporation, having a place of business located at 2-10, Dosho-machi 3 chome, Chuo-ku, Osaka 541-8505, Japan (hereinafter referred to as “MTPC”).

WITNESSETH:

WHEREAS, MTPC is the owner of the patents, patent applications and other intellectual property relating to a certain pharmaceutical compound coded as Wf-516;

WHEREAS, LICENSEE desires to obtain an exclusive license, with a right to grant sublicenses, under the MTPC Intellectual Property (hereinafter defined); and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

For purposes of this Agreement, the terms defined in this Article 1 shall have the respective meanings set forth below, it being understood that words in the singular include the plural and vice versa:

1.1          “Affiliate” shall mean any person, corporation, joint venture or business entity of such party which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such party, as the case may be.  As used herein, “control” means (a) to possess, the power to direct the management or policies of such company or other business entity, through ownership of voting securities or by contract relating to voting rights or corporate governance, or (b) direct or indirect beneficial ownership of more than fifty percent (50%) of the voting share capital in such company or other business entity.

1.2          “Allocable Overhead” shall mean costs incurred by a Party or for its account (and not reimbursed by a Third Party) which are attributable to its supervisory, services, occupancy costs, payroll, information systems, human relations or purchasing functions and which are allocated to company departments involved in and relevant to the subject matter of this Agreement, based on space occupied, headcount, or activity-based method, in all cases as determined by such Party in accordance with GAAP (hereinafter defined).  “Allocable Overhead” shall not include any costs attributable to general corporate activities including, by way of example only, executive management, investor relations, business development, legal, finance and government affairs, and shall not include any costs or expenses which are reimbursed by the other Party or any Third Party.

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1.3          “Application” shall mean a New Drug Application (“NDA”) submitted (and the submission of which has been accepted) with the Food and Drug Administration in the United States (“FDA”) or a corresponding application for approval for commercial sales which has been submitted (and the submission of which has been accepted for review) with a regulatory agency in a country of the LICENSEE Territory other than the United States, in each case for the Product in the Field.

1.4          “Bulk Drug Substance” shall mean the Compound in bulk form, which if appropriately formulated and finished, would constitute the Product.

1.5          “Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.6          “Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.7          “Clinical Studies” shall mean Phase I Studies, Phase II(a) Studies, Phase II(b) Studies, and Phase III Studies.

1.8          “Commercially Reasonable Efforts” shall mean efforts and resources normally used by a Party for a product owned by it or to which it has exclusive rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory and reimbursement structure involved, the profitability of the applicable products, and other relevant factors.

1.9          “Competing Product” shall mean any prescription pharmaceutical product for the same indication as the Product and having the same mechanism of action as the Product including binding to each of the following receptors and transporters with binding affinity expressed as Ki value of less than sixty (60) nmol/L:. serotonin transporter inhibition, serotonin 1a receptor antagonism, serotonin 2a receptor antagonism, dopamine transporter inhibition, adrenergic alpha 1a receptor, adrenergic alpha 1b receptor and adrenergic alpha 1d receptor.

1.10        “Compound” shall mean (i) compound known as Wf-516 with the chemical name [*], having the molecular structure set forth in Schedule 1.10 (hereinafter referred to as the “Wf-516 Compound”), and (ii) other compounds included in the Valid Claims and in certain examples in US patent Registration No. 6720320.; and (iii) any solvate, salt form, enantiomers, racemate, w-crystal anhydride, hydrate, prodrug, polymorph or amorphous of (i) or (ii) and (iv) Main Metabolites.

1.11        “Development Work” shall mean all works to be performed by or on behalf of LICENSEE, its Affiliates and/or sublicensees, under appropriate support, if requested by LICENSEE, its Affiliates and/or sublicensees, to be provided by FORENAP, to obtain the data and information necessary or useful for the Registration and future commercial operation of the Product, including all necessary pre-clinical, clinical studies and formulation development and manufacturing of the Compound and/or Product.

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1.12        “Development Plan” shall mean LICENSEE’s and/or Affiliate’s and/or its sublicensee’s development plan for the Compound and Product with timeline.  The initial Development Plan is set forth on Schedule 1.12.

1.13        “Effective Date” shall have the meaning set forth in the introductory paragraph of this Agreement.

1.14        “European Country” shall mean a country which is a member of the European Union as of the Effective Date, or which join the European Union after the Effective Date.

1.15        “Facility” shall mean MTPC’s GMP manufacturing facility.

1.16        “Field” shall mean all uses of the Product in humans to treat, manage or prevent diseases other than non-systemic ophthalmic uses.

1.17        “FORENAP” shall mean FORENAP PHARMA EURL, having its registered offices at 27 rue du 4ème RSM - B.P. 27, 68250 Rouffach, France.

1.18        “Fully Burdened Manufacturing Cost” shall mean the cost of production of the Compound or the Product, comprised of the sum of: (a) the manufacturing cost of goods produced as determined in accordance with GAAP as applied by the manufacturer of such Compound or Product including, without limitation, direct labor, material and product testing costs incurred in connection with the manufacture or quality control testing of such product, as well as Allocable Overhead and shipping containers, (b) the manufacturer’s allocable intellectual property licensing and acquisition costs paid to Third Parties which are necessary for the manufacture of such Compound or Product and (c) any other costs borne by the manufacturer for the transport, customs clearance and storage of such Compound or Product (if necessary) at the request of LICENSEE or its Affiliates or sublicensees (i.e., freight, duty, insurance, and warehousing).

1.19        “GAAP” shall mean generally accepted accounting principles in the United States.

1.20        “Generic Competition” shall mean, with respect to a particular country in the LICENSEE Territory where LICENSEE, its Affiliate or its sublicensee is selling Product, one or more Third Parties, other than a sublicensee of LICENSEE, is/are selling a Generic Drug in such country and the Generic Drug or Generic Drugs together has/have obtained a market share in such country of greater than [*] of the total number of units sold of the Products together with such Generic Drugs in such country for two (2) consecutive Calendar Quarters, despite LICENSEE, its Affiliate and/or its sublicensee using Commercially Reasonable Efforts to market and sell the Product in such country.

1.21        “Generic Drug(s)” shall mean any product containing Compound for which Registration is obtained by an abbreviated NDA (“ANDA”) or other abridged procedure in the United States or a corresponding application in any country of the LICENSEE Territory, other than a Product introduced in such country by LICENSEE, its Affiliates or its sublicensees.

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1.22        “GMP” shall mean current good manufacturing practice and standards as provided for (and as amended from time to time) in the Current Good Manufacturing Practice Regulations of the U.S. Code of Federal Regulations Title 21 (21 C.F.R. § 11, § 210 and § 211) and in European Community Directive 2004/27/EC and 2004/28/EC (Principle and guidelines of good manufacturing practice for medical products) and the equivalent in Japan in relation to the production of pharmaceutical products, as interpreted by the ICH Harmonized Tripartite Guideline, any U.S., Japanese, European, or other applicable laws, regulations or respective guidance documents subsequently established in Japan, the US and Europe, and any arrangements, additions or clarifications agreed from time to time between the parties.

1.23        “IND” shall mean an Investigational New Drug filed with FDA or a corresponding application filed with a regulatory agency with respect to development of a Product in the Field.

1.24        “Know-How” shall mean any proprietary, non-public information or materials, relating to the research, development, registration, manufacture, marketing, use or sale of the Compound and/or Product which prior to or during the term of this Agreement are developed by or is in a Party’s possession or control through license or otherwise (provided that such Party is permitted to make disclosure thereof to the other Party without violating the terms of any Third Party agreement).  Know-How may include, without limitation: (i) all biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety and quality control data and information related to the Compound and/or Product; (ii) compositions of matter, assays and biological materials, necessary or useful for development, manufacture, use or sale of the Compound and/or Product; (iii) data and information necessary for manufacturing the Compound and/or Product; and (iv) all applications, registrations licenses, authorizations, approvals and correspondences submitted to or received from any regulatory authorities with jurisdiction over an investigational drug containing the Compound and/or Product.

1.25        “Launch” shall mean, with respect to any Product after Registration, the first sale to a Third Party by LICENSEE, its Affiliate or its sublicensees of that Product in such country.  Sales for test marketing, clinical study purposes or compassionate, named patient or similar use shall not constitute a sale.

1.26        “LICENSEE Intellectual Property” shall mean all intellectual property and proprietary rights in (i) all LICENSEE Patents and (ii) all LICENSEE Know-How.

1.27        “LICENSEE Know-How” shall mean any Know-How owned or controlled by LICENSEE and/or its Affiliates that is developed by LICENSEE or its Affiliates after the Effective Date in connection with its performance of its activities under this Agreement.

1.28        “LICENSEE Patents” shall mean any Patent Right owned or controlled by LICENSEE or its Affiliate, to the extent such Patent Right both (a) covers a Compound or Product and (b) the underlying invention of which was conceived and reduced to practice after the Effective Date by LICENSEE in connection with its performance of its activities under this Agreement.

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1.29        “LICENSEE Territory” shall mean all countries in the world, excluding the MTPC Territory.

1.30        “Main Metabolites” shall mean the main metabolites of Wf-516 Compound described in the pharmacokinetic reports listed in Schedule 11.2.11.

1.31        “Major Countries” shall mean the United States, Canada, the United Kingdom, Germany, France, Italy and Spain.

1.32        “MTPC Intellectual Property” shall mean all intellectual property and proprietary rights in (i) all MTPC Patents and (ii) all MTPC Know-How.

1.33        “MTPC Know-How” shall mean Know-How owned or controlled by MTPC.

1.34        “MTPC Patents” shall mean any Patent Right owned or controlled by MTPC during the term of this Agreement which relates to Compound or Product, and, absent rights hereunder, would be infringed by the research, development, manufacture, use, importation, sale or offer for sale of the Compound and/or Product, including the Patent Rights listed on Schedule 1.34, and any patents that may issue from, or claim priority to or through, the applications listed on Schedule 1.34.

1.35        “MTPC Territory” shall mean Bangladesh, Brunei, India, Indonesia, Japan, Malaysia, Pakistan, People’s Republic of China (including Hong Kong), Philippines, Singapore, South Korea, Sri Lanka, Taiwan, Thailand and Vietnam.

1.36        “Net Sales” shall mean, with respect to any Product, the aggregate gross amount invoiced by LICENSEE or its Affiliates or sublicensees on all sales of such Product in the LICENSEE Territory to an unaffiliated Third Party, less reasonable and customary deductions from such gross amounts, including:

1.36.1        bad debts actually written off which are attributable to sales of the Product;

1.36.2        credits or allowances for damaged goods, returns or rejections or recalls of Product and shelf stock and other retroactive price adjustments;

1.36.3        normal and customary trade, cash, quantity and volume based discounts, allowances and credits;

1.36.4        sales or similar taxes (other than income taxes);

1.36.5        freight, postage, shipping, insurance charges;

1.36.6        chargebacks and rebates to managed healthcare organizations or to federal, state and local governments, their agencies, or to trade customers, including without limitation, wholesalers and chain pharmacy buying groups;

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1.36.7        inventory management, distribution, warehousing, and related services fees, and

1.36.8        any other reduction or specifically identifiable amounts included in the invoice price that should be credited for any reasons substantially equivalent to those listed above.

Each of the deductions set forth above shall be determined on an accrual basis in accordance with GAAP.  To the extent that any discounts or other similar deductions that are based on sales to the customer of multiple products are included in determining Net Sales of the Product, such discounts or deductions shall be allocated to the Product and the other relevant products on a pro rata basis.

1.37        “Onset” shall mean the first dosing of the first patient in a Clinical Study.

1.38        “Party” shall mean one of MTPC and LICENSEE, as appropriate.  Where used in the plural, “Parties” shall mean MTPC and LICENSEE.

1.39        “Patent Rights” shall mean (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)), and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents.

1.40        “Person” shall mean an individual, corporation, partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.41        “Phase I Studies” shall mean that portion of the clinical development program which provides for the first introduction into humans of a Product including small scale clinical studies conducted in normal volunteers or patients to get information on Product safety.

1.42        “Phase II(a) Studies” shall mean that portion of the clinical development program which provides for the initial trials of a Product on a limited number of patients for the purpose of determining whether the Product affects a surrogate marker or indicator of pharmacological or clinical activity in the proposed disease state/therapeutic indication.

1.43        “Phase II(b) Studies” shall mean that portion of the clinical development program carried out either post-Phase II(a) Studies or concurrently with Phase II(a) Studies and which

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provides information for the definitive, well controlled clinical trials of a Product in patients, including clinical studies conducted in patients and designed to indicate clinical efficacy for the Product for one or more indications and its safety, as well as to obtain an indication of the dosage regimen required.

1.44        “Phase II Studies” shall mean Phase II(a) Studies and Phase II(b) Studies.

1.45        “Phase III Studies” shall mean large scale clinical studies conducted in a sufficient number of patients to establish the Product clinical efficacy in the Field and its safety.

1.46        “Proprietary Information” shall mean any and all scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing, orally or by any other means, which is owned and/or under the protection of one Party and is being provided by that Party to the other Party in connection with this Agreement.

1.47        “Product” shall mean a pharmaceutical preparation containing Compound which has been manufactured into an oral dosage form (including sustained release formulation), injectable formulation or any other formulation, packaged and labeled for administration in the Field.  Combination product may be included in this defined term of “Product”, provided, however, that calculation method of Net Sales of the combination product shall be separately agreed upon between the Parties.

1.48        “Royalty Period” shall mean the period, on a country-by-country and Product-by-Product basis, until the later of: (a) the expiration of the last-to-expire Valid Claim covering such Product in such country; or (b) ten (10) years from the Launch of such Product in such country of the LICENSEE Territory.

1.49        “Royalty Year” shall mean (i) for the year in which the Launch occurs (the “First Royalty Year”), the period commencing with the first day of the Calendar Quarter in which the Launch occurs and expiring on the last day of the Calendar Year in which the Launch occurs and (ii) for each subsequent year, each successive Calendar Year.

1.50        “Registration(s)” shall mean, in relation to any Product, such authorizations of the regulatory authorities in a given country (including marketing, marking and pricing approvals) as may be legally required before such Product may be commercialized or sold in such country.

1.51        “Regulatory Requirements” shall mean (i) compliance with all applicable laws, rules, guidelines, regulations and standards of governmental authorities, including GMP, and (ii) obtaining and maintaining all licenses and other authorizations required by regulatory authorities, that in each case are applicable to the manufacturing, processing, and supply activities hereunder, the Facility, or any other facilities at which any of the manufacturing or process activities hereunder may be performed or are applicable in Europe, the US and Japan.

1.52        “Specifications” shall mean the specifications of the Wf-516 Bulk (defined in Section 1.56 below), which are set out in Schedule 1.52.

1.53        “Steering Committee” shall mean a committee established by the Parties subject to Section 4.3.1 to coordinate, review and assess the development of Product, to harmonize

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worldwide objectives for Product and, after MTPC decides to initiate clinical development in the MTPC Territory, to facilitate the transfer of data and regulatory communications, including the handling and reporting of adverse events, between the Parties.

1.54        “Territory” shall mean the LICENSEE Territory or the MTPC Territory, as applicable.

1.55        “Third Party” shall mean any person or entity other than MTPC, LICENSEE, or an Affiliate of either Party.

1.56        “Valid Claim” shall mean a claim within the MTPC Patents (a) in an unexpired and issued patent that has not been revoked, held invalid, declared unpatentable or unenforceable by a body of competent jurisdiction and (b) that has not been rendered unenforceable through disclaimer or otherwise.

1.57        “Wf-516 Bulk” shall mean the Bulk Drug Substance of the Wf-516 Compound.

ARTICLE 2
GRANT OF LICENSE

2.1          License Grant to LICENSEE.  MTPC hereby grants to LICENSEE and its Affiliate an exclusive license (even as to MTPC) under the MTPC Intellectual Property to research, develop, have developed, register, have registered, make, have made, use, have used, sell, offer for sale, have sold, import and have imported Product in the Field for purposes of commercialization in the LICENSEE Territory.

2.2          Compound Manufacturing Right.  Subject to the provisions of Section 4.5, MTPC hereby grants to LICENSEE and its Affiliate under the MTPC Intellectual Property (a) a semi-exclusive license, with the right to sublicense, to make and have made Compound in the LICENSEE Territory solely for purposes of manufacturing the Product in the LICENSEE Territory; it being understood that such semi-exclusive license will allow MTPC the right to make and have made Compound in the LICENSEE Territory solely for purposes of researching, developing and/or commercializing Product in the MTPC Territory; and (b) a non-exclusive license, with the right to sublicense, to make and have made the Compound in the MTPC Territory solely for the purposes of researching, developing and/or commercializing Product in the LICENSEE Territory.

2.3          Sublicense Rights.  LICENSEE and its Affiliate shall have the right to grant sublicenses under all or part of the licenses granted under Sections 2.1 and 2.2; provided, however, prior to sublicensing such rights, LICENSEE shall provide MTPC with the opportunity to negotiate terms under which MTPC would collaborate in or obtain a license for research, development and/or commercialization of the Compound and/or Product in the LICENSEE Territory (a “Right of First Negotiation”).  A Right of First Negotiation shall operate as follows:

2.3.1          LICENSEE shall promptly notify MTPC in writing (the “Right of First Negotiation Notification”) of its intention to enter into a sublicensing arrangement for the research, development and/or commercialization of the relevant Compound and/or Product and shall provide to MTPC a reasonably detailed written description of such proposed sublicense,

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together with any data, results materials or information related to such Compound and/or Product which LICENSEE reasonably believes is necessary and useful for evaluation of an interest in participating in such proposed sublicense by MTPC and has not previously been provided to MTPC.

2.3.2          Within ten (10) business days of its receipt of the Right of First Negotiation Notification (the “Response Period”), MTPC shall notify LICENSEE of its interest, if any, in initiating discussions regarding such proposed sublicense.

2.3.3          In the event that MTPC notifies LICENSEE prior to the expiration of the Response Period that it has an interest in participating in such proposed sublicense (an “Expression of Interest”), then the Parties shall negotiate in good faith in an effort to reach a definitive agreement regarding such sublicense for a period of up to sixty (60) days from the date of LICENSEE’s receipt of the Expression of Interest; provided that, at MTPC’s option, the negotiation period may be extended one time for an additional sixty (60) days.

2.3.4          In the event that (a) MTPC fails to notify LICENSEE prior to the termination of the Response Period that it has an interest in participating in such proposed sublicense, or (b) MTPC notifies the LICENSEE prior to the termination of the Response Period that it has no interest in such sublicense, or (c) MTPC timely provides LICENSEE with an Expression of Interest but MTPC decides and notifies LICENSEE not to continue negotiation regarding such sublicense within the period specified in Section 2.3.3 or (d) the Parties are unable to reach agreement despite good faith negotiations in accordance with Section 2.3.3 above, then LICENSEE shall be free to enter into a sublicense with a Third Party with respect to such Compound and/or Product and the terms of any such sublicense agreement shall not be inconsistent with terms and conditions set forth in this Agreement; provided, however, that LICENSEE shall use its Commercially Reasonable Efforts to impose on such Third Party sub-licensee the same obligations as LICENSEE undertakes under this Agreement.

2.3.5          For the duration of the Response Period, and if MTPC timely delivers the Expression of Interest, the sixty (60) day period specified in Section 2.3.3, and additional sixty (60) days period specified in Section 2.3.3 if the Parties continue the negotiation regarding such sublicense, LICENSEE shall not negotiate such sublicense arrangement with a Third Party, nor enter into any agreements with such Third Party or propose terms to such Third Party.

2.4          License Grant to MTPC.  LICENSEE or its Affiliate shall grant to MTPC and its Affiliate a non-exclusive and royalty-free license, with the right to grant sublicenses, under LICENSEE Intellectual Property for the purpose of developing and commercializing the Compound and/or the Product in the MTPC Territory.  Subject to the provisions of Section 3.3 below, LICENSEE or its Affiliate shall use its Commercially Reasonable Efforts to cause its sublicensees to grant to MTPC and its Affiliate a non-exclusive and royalty-free license, with the right to grant sublicenses, under such sublicensee’s intellectual property for the purpose of developing or commercializing the Compound and/or the Product in the MTPC Territory.

2.5          First Offer to LICENSEE.  Before entering into any licensing or similar discussions with any Third Party in the MTPC Territory with regard to the Compound and/or the Product , MTPC will first offer to and discuss with LICENSEE the licensing terms and

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conditions of the Compound and/or Product for an exclusive discussion period of sixty (60) days from the date of the receipt by LICENSEE of MTPC’s offer.  MTPC shall provide to LICENSEE a reasonably detailed written description of such proposed license.

During such sixty (60) days period the Parties will negotiate in good faith in order to reach a definitive agreement regarding such license.  After the expiration of such 60-day discussion period if the Parties have failed to reach agreement or LICENSEE has notified MTPC that it does not wish to enter into a license, MTPC shall be free to enter into any discussion or license with a Third Party with respect to the Compound and/or Product for the MTPC Territory provided that MTPC will use its Commercially Reasonable Efforts to ensure that any such Third Party complies with the terms of this Agreement.

ARTICLE 3
DISCLOSURE

3.1          Disclosure by MTPC.  Within thirty (30) days after the Effective Date, and throughout the term of this Agreement as new MTPC Intellectual Property is developed, MTPC shall disclose to LICENSEE any and all then-available MTPC Intellectual Property, including without limitation, any regulatory filings or information related thereto, which has not already been disclosed and made available to LICENSEE or its Affiliate, on an “as-is” basis.

3.2          Technical Assistance by MTPC.  Upon specific request from LICENSEE, MTPC shall cooperate with LICENSEE and provide LICENSEE with technical assistance, to the extent such technical assistance is reasonably available to MTPC, with respect to the MTPC Know-How in order to enable LICENSEE to use such MTPC Know-How to manufacture and produce the Compound or Product.  If LICENSEE requests and MTPC accepts in its sole discretion that MTPC’s technical personnel shall be dispatched to the facilities of LICENSEE or its Affiliate or Third Party contractor for the purposes of providing such technical assistance, LICENSEE shall pay to MTPC a reasonable per diem or hourly rate fee for such assistance in an amount to be negotiated in good faith by the Parties and shall reimburse MTPC for the actual out-of-pocket costs incurred in providing such technical assistance.

3.3          Disclosure by LICENSEE.  During the term of this Agreement, LICENSEE shall disclose to MTPC any and all then available LICENSEE Intellectual Property, including without limitation relevant information contained in any IND and NDA.  LICENSEE or its Affiliate shall use its Commercially Reasonable Efforts to cause its sublicensees to disclose to MTPC all sublicensee intellectual property and relevant information for the purposes of developing or commercializing the Compound and/or the Product in the MTPC Territory, provided, however, that those sublicensee’s data and information which are (i) reasonably necessary for the regulatory application in the MTPC Territory and/or (ii) required to submit by the regulatory agencies in the MTPC Territory, shall be disclosed to and made available to MTPC free of charge.  If MTPC requests and LICENSEE accepts in its sole discretion to conduct certain study or experiment to obtain certain additional data and information relating to LICENSEE Intellectual Property solely for the purpose of development and/or Application of the Product in MTPC Territory specifically but such additional data and information will not be useful for the purpose of development and/or Application of the Product in LICENSEE Territory, MTPC shall pay to LICENSEE a reasonable per diem or hourly rate fee for obtaining such additional data and

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information in an amount to be negotiated in good faith by the Parties and shall reimburse LICENSEE for the actual out-of-pocket costs incurred in providing such additional data and information.

3.4          Technical Assistance by LICENSEE.  Upon specific request from MTPC, LICENSEE shall reasonably cooperate with MTPC and provide MTPC with technical assistance with respect to the LICENSEE Know-How in order to enable MTPC to use such LICENSEE Know-How to manufacture and produce the Compound or Product.  If MTPC requests and LICENSEE accepts in its sole discretion that LICENSEE’s technical personnel shall be dispatched to the facilities of MTPC, its Affiliate, its licensee or Third Party contractor for the purposes of providing such technical assistance, MTPC shall pay to LICENSEE a reasonable per diem or hourly rate fee for such assistance in an amount to be negotiated in good faith by the Parties and shall reimburse LICENSEE for the actual out-of-pocket costs incurred in providing such technical assistance.

3.5          Transfer of Data and Information.  Within sixty (60) days of the Effective Date, MTPC shall provide to LICENSEE copies in English of all substantive or material information (in electronic format where available), relating to the following: (1) pre-clinical and clinical data and other Know-How compiled as of the Effective Date with respect to the Compounds, including any and all data which MTPC reasonably considers necessary for LICENSEE to file an IND with the FDA, and (2) all prior correspondence with the FDA or other regulatory equivalent for countries in the LICENSEE Territory other than the United States and in the MTPC Territory related to the Compound.  Notwithstanding anything to the contrary contained herein, if FDA or equivalent regulatory agency outside the US makes a specific request for information, MTPC, as soon as practical but in no event later than fifteen (15) days after such request, must provide to LICENSEE such information, to the extent that it is or was in MTPC’s possession or control at any time, and to the extent such information has not already been transferred to LICENSEE.

ARTICLE 4
DEVELOPMENT; REGULATORY MATTERS;
POST REGISTRATION ACTIVITIES

4.1          Development.

4.1.1          Development Work.  In accordance with the Development Plan, LICENSEE, its Affiliates and its sublicensees shall, at their own expense, use Commercially Reasonable Efforts to conduct the Development Work and shall pursue Registrations for the Product in the Field in the LICENSEE Territory, including the preparation and filing of regulatory submissions.  In conducting the Development Work, LICENSEE and/or its Affiliates or sublicensees may utilize FORENAP for support in conducting the Development Work which shall include the services set forth in the Services Agreement dated September 1, 2008 between LICENSEE and FORENAP, a copy of which is attached as Schedule 4.1.1 (hereinafter referred to as “Services Agreement”).  Further, LICENSEE may subcontract portions of the Development Work to any other Third Party having enough knowledge, experience and capability for pre-clinical and/or Clinical Studies; provided, however, that such subcontracted Third Party shall be subject to an agreement with LICENSEE consistent with the confidentiality obligations in

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accordance with Article 8 below.  LICENSEE shall be responsible for the Development Work to be performed by FORENAP and any other subcontracted Third Party.

4.1.2          Development Plan.  For each Compound and Product, LICENSEE shall prepare a Development Plan that describes the significant development activities to be undertaken by LICENSEE, its Affiliates and/or its sublicensees with respect to the Compound and Product in the Field in the LICENSEE Territory.  As part of the Services Agreement, LICENSEE, and/or its Affiliates shall prepare the initial Development Plan for the Compound in consultation with FORENAP.  The initial Development Plan for the Compound shall take into consideration the following strategies for development in order to avoid the occurrence of expected adverse effects including phospholipidosis;

(a)           To use reasonable, appropriate and available biomarkers for monitoring of phospholipidosis in the liver, kidney, lung, spleen and lymph nodes; and

(b)           To avoid exposure to patients with excessive plasma level of the Compound and its metabolites for a long time.

The Development Plan may be modified from time to time as LICENSEE, its Affiliates and/or sublicensees deem necessary, and with respect to the Compound, within the scope of the development strategy set forth in this Section 4.1.2; provided, however, LICENSEE shall to extent it is aware of such revisions promptly inform MTPC of any material revision of such Development Plan and will use good faith efforts to inform MTPC of any other revision of such Development Plan, If the Development Plan for the Compound is modified by LICENSEE, and/or its Affiliates beyond the development strategy considerations set forth in Section 4.1.2(a) — (b), LICENSEE shall promptly inform MTPC of such revision of such Development Plan and MTPC may provide any comments it may have on such modifications within eight (8) business days and LICENSEE shall consider in good faith any such comments.  LICENSEE shall be responsible for preparing and implementing any modifications or amendments to the Development Plan.

4.1.3          Clinical Studies Protocol.  Before commencement of any Clinical Studies conducted by Party in relation to this Compound and/or a Product the Party so conducting the Clinical Trial shall provide to the other the final draft of the protocol for such Clinical Study.  The other Party may comment within fifteen (15) business days on such protocol and the Party conducting the Clinical Trial shall consider in good faith any such comments; provided, however, the final decision with respect to any such protocol shall be taken by the Party conducting the Clinical Trial at its sole discretion.

4.1.4          Development Diligence.  Without prejudice to any other remedies available at law or otherwise provided for in this Agreement, MTPC shall have the right to terminate this Agreement in the event that LICENSEE, its Affiliate or its sublicensee fails to meet any of the following milestones for the Product:

(a)           Filing of the first IND in one of the Major Countries within [*] months after the Effective Date;

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*]. The redacted portions have been filed separately with the SEC.

(b)           Onset of the first Phase II(b) Study within [*] months after the first IND filing;

(c)           Onset of the first Phase III Study within [*] months after completion of the last Phase II(b) Study; and

(d)           Filing of the first NDA within [*] years after the first IND filing;

Provided, however, that MTPC shall not have the right to terminate this Agreement if the failure of LICENSEE, its Affiliate or its sublicensee to meet any of the milestones set forth above is due to or caused by any of the following:

(1)           Reason(s) beyond the reasonable control of LICENSEE, its Affiliate or its sublicensee.  For the avoidance of doubt and without prejudice to other reasons, the following reasons will be deemed beyond the reasonable control of LICENSEE, its Affiliate or its sublicensee: a requirement by the FDA or other applicable regulatory agency that LICENSEE, its Affiliate or its sublicensee (i) perform additional studies or trials, (ii) reformulate or alter the manufacturing process of any Product, (iii) cease any clinical trial or redesign any clinical trial, or (iv) perform any other action or cease to perform any action that otherwise delays the clinical development of any Product.  LICENSEE, its Affiliate or its sublicensee will present to MTPC evidence of such FDA or other applicable regulatory agency action.

(2)           Activities performed in the best interest of the Product as reasonably determined by LICENSEE, its Affiliate or its sublicensee, subject to MTPC’s approval , not to be unreasonably withheld.  For the avoidance of doubt and without prejudice to other activities, the following activities will be deemed in the best interest of the Product: (i) an expanded clinical program scope; (ii) additional safety studies, including drug-drug interaction studies and special population studies; (iii) reformulation efforts; or (iv) business development efforts following initiation of a Phase II(b) Study.  A plan of such activities will be communicated to MTPC by LICENSEE, its Affiliate or its sublicensee.

(3)           LICENSEE’s decision to discontinue development of the Product containing the Compound, pursuant to Section 10.3.

The Steering Committee will review the overall progress of the Development Plan and will agree on reasonable time extensions or milestone adjustments to accommodate delays due to clause (1) or (2) set forth above based on information presented by LICENSEE, its Affiliate or its sublicensee.

Notwithstanding the foregoing, LICENSEE may extend the time to achieve any of the milestones set forth in Section 4.1.4(a) through (d) set forth above for one (1) year, at its sole discretion, by making a payment of Five Hundred Thousand United States Dollars ($500,000) to MTPC before the date on which such milestone was to have been originally achieved (the “Extension Payment”).  If such Extension Payment is made, ail following milestones will be concomitantly extended by one (1) year.  LICENSEE will have the right to make an unlimited number of Extension Payments in conjunction with the development of Product, provided that the payment amount will increase to [*] beginning with the third Extension Payment.  For the avoidance of doubt, Extension Payments will be in

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*]. The redacted portions have been filed separately with the SEC.

addition to any milestone that is otherwise payable to MTPC as set forth in Section 5 of this Agreement.

4.1.5          Progress Reports.  Every six (6) months until the Registration is obtained in any country in the LICENSEE Territory, LICENSEE shall prepare and deliver to MTPC a written report summarizing LICENSEE’s, its Affiliates’ and/or sublicensees’ significant activities of the Development Work, including all pre-clinical tests and Clinical Studies, with respect to the Compound and Product in the Field in the LICENSEE Territory performed by LICENSEE, its Affiliates and/or sublicensees.  MTPC may comment on the progress of the Development Work when reviewing such process reports and LICENSEE or its Affiliates, shall, in its or their sole discretion, consider in good faith any such comments; provided, however, the final decision as to the Development Work shall be taken by the LICENSEE or its Affiliates or sublicensees at its or their sole discretion.

4.1.6          Regulatory Matters.  LICENSEE and/or its Affiliates or sublicensees shall own, control and retain primary legal responsibility for, and shall be responsible for funding and the preparation, filing and prosecution of all filings and regulatory applications required to obtain Registration of Product in the LICENSEE Territory in the Field.

4.1.7          Reporting of Adverse Events and Adverse Drug Reactions.  LICENSEE and its Affiliates and sublicensees and MTPC and its Affiliates and licensees shall cooperate with respect to the exchange of adverse event and safety information associated with the Product.  Details of the cooperation in the handling of adverse event and safety information related to the Product shall be included in a separate agreement to be negotiated in good faith between the Parties at the time MTPC, its Affiliates, its licensee or its sublicensee initiates development of the Product in the MTPC Territory.  Such agreement shall set forth a standard operating procedure governing the collection, investigation, reporting, and exchange of information concerning adverse drug reactions/experiences sufficient to permit each Party to comply with its legal obligations in its respective Territory.  Each Party will designate a regulatory affairs or pharmacovigilance liaison to be responsible for communicating with the other Party regarding the reporting of adverse event and safety information associated with the Compound and Product.

4.2          Launch and Marketing Efforts.  LICENSEE, its Affiliates or its sublicensees shall use Commercially Reasonable Efforts to launch and market the Product in the LICENSEE Territory.

4.3          Coordination of Development Efforts.

4.3.1          Steering Committee.  MTPC, LICENSEE and their respective Affiliates, agree to establish a Steering Committee on the Effective Date to facilitate the disclosure described in Article 3.  The specific composition, role and responsibility of the Steering Committee, and details relating to meetings and decision-making, shall be negotiated in good faith in a separate agreement to be entered into between the Parties within thirty (30) days after the Effective Date.

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*]. The redacted portions have been filed separately with the SEC.

4.3.2          Development in the MTPC Territory.  MTPC shall own, control and retain primary legal responsibility for, and shall be responsible for funding, the preparation, filing and prosecution of all filings and regulatory applications required to obtain Registration of Product in the MTPC Territory; provided that MTPC agrees that it will not do or omit to do anything in relation to the Compound and/or the Product which would have a detrimental effect on the LICENSEE’s rights under this Agreement and in particular its development and commercialization of the Product in the LICENSEE Territory.  LICENSEE will be allowed to comment on the development program for development of the Product in MTPC Territory in the Steering Committee.

4.3.3          Supply of the Bulk Drug Substance and Product for Development in the MTPC Territory.  Upon the reasonable request from MTPC, LICENSEE shall discuss in good faith with MTPC terms and conditions under which LICENSEE would be willing to supply the Bulk Drug Substance and/or the Product to MTPC, its Affiliates or its licensee for development in the MTPC Territory.  The price of such Bulk Drug Substance and/or the Product shall be equal to the amount of the Fully Burdened Manufacturing Cost plus two percent (2%).  The detailed terms and conditions of such supply shall be discussed in good faith and agreed upon between the Parties.

4.4          Supply of the Bulk Drug Substance and Product for Commercialization in the MTPC Territory.  Upon the reasonable request from MTPC, LICENSEE shall discuss in good faith with MTPC terms and conditions under which LICENSEE would be willing to supply the Bulk Drug Substance and/or the Product to MTPC, its Affiliate or its licensee for commercialization in the MTPC Territory.  The detailed terms and conditions of such supply (including supply price) shall be discussed in good faith and agreed upon between the Parties.

4.5          Supply of the Bulk Drug Substance for Development to LICENSEE.

4.5.1          Supply to LICENSEE.  MTPC shall supply LICENSEE with not more than seventy kilograms (70 kg) of the WF-516 Bulk solely for the purpose of the Development Work in response to LICENSEE’s firm order of sixty (60) days prior to the shipment.  Such orders shall be made within two (2) years from the Effective Date and no more than once a year.  The exact supply amount will be determined by MTPC and LICENSEE in good faith.

4.5.2          Supply Terms.  MTPC shall deliver the Wf-516 Bulk, EXW (Incoterms 2000) at MTPC’s facility for collection by a carrier designated by LICENSEE.  Risk of loss of the Wf-516 Bulk will be transferred to LICENSEE upon delivery to the carrier.

4.5.3          Shipping.  The Wf-516 Bulk shall be shipped packaged in containers in order to protect it during transportation in accordance with the applicable Specifications or as otherwise agreed by the Parties in writing.  Each such container will be individually labeled in accordance with any Regulatory Requirements which may include a description of its contents, including the manufacturer lot number, quantity of the Wf-516 Compound, and expiration date and/or retest date and marked for shipment to LICENSEE’s specified receiving point.

4.5.4          Price and Costs.  The price for the Wf-516 Bulk shall be discussed in good faith and agreed upon between the Parties separately; provided that in part consideration of

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the initial license fee payable pursuant to Section 5.1 below, MTPC will provide six kilograms (6kg) of Wf-516 Bulk to LICENSEE within thirty (30) days of the Effective Date.  In addition, LICENSEE shall pay MTPC [*] per analysis for analytical cost relating to the Wf-516 Bulk.  MTPC shall submit an invoice to LICENSEE upon shipment of the Wf-516 Bulk.  All invoices will be sent to LICENSEE’s address set out in Section 13.4 and each invoice will state the aggregate and unit price for the Wf-516 Bulk in a given shipment, plus any taxes, or other costs incident to the purchase or shipment to be borne by LICENSEE under this Agreement.  All payments under this Section 4.5.4 shall be made by wire transfer in [US dollar] within thirty (30) days of LICENSEE’s receipt of the Wf-516 Bulk.

4.5.5          Quality.  All Wf-516 Bulk supplied by MTPC shall meet the current Specifications and shall be manufactured, packaged, tested and stored in accordance with the Specifications, all applicable regulatory approvals and Regulatory Requirements, including GMP manufacturing and record keeping procedures.

4.5.6          Quality Control.  Prior to each shipment of the Wf-516 Bulk, MTPC and/or a LICENSEE approved third party shall perform quality control testing procedures and inspections to verify that the Wf-516 Bulk to be shipped conforms fully to the Specifications, as set forth in the Specifications.  Each shipment of the Wf-516 Bulk shall be accompanied by a Certificate of Analysis issued by MTPC in a form agreed upon with LICENSEE, describing all current requirements of the Specifications, results of test performed certifying that the Wf-516 Bulk supplied has been manufactured, controlled and released in accordance with the Specifications, all regulatory approvals and applicable Regulatory Requirements.  In the event of a dispute between the Parties over a GMP issue(s), LICENSEE and MTPC agree to submit the issue to a mutually agreed upon independent consultant, and the consultant’s opinion shall be binding upon the both Parties in regards to that GMP issue(s).  The expenses of obtaining the independent consultant’s binding opinion shall be borne by the losing party.

4.5.7          Acceptance by LICENSEE.  Acceptance by LICENSEE of the Wf-516 Bulk delivered by MTPC shall be subject to inspection and applicable testing, as set forth in the Specifications, by LICENSEE or its designee as set forth in the Specifications.  If (a) on such inspection of testing, LICENSEE or its designee discovers that any Wf-516 Bulk fails to conform with the Specifications, any GMP requirements, any Regulatory Requirements, or otherwise fails to conform to the warranties in Sections 11.2.12 to 11.2.16 below, or (b) if LICENSEE becomes aware of any defect in any Wf-516 Bulk that is not discoverable upon a reasonable inspection or quality control testing as set forth in the Specifications within seventy (70) days after the delivery, LICENSEE or such designee may reject such Wf-516 Bulk, which rejection will be accomplished by giving written notice to MTPC that specifies the manner in which the Wf-516 Bulk fails to meet the foregoing requirements.  Upon request from MTPC, LICENSEE shall return the rejected Wf-516 Bulk in accordance with MTPC’s reasonable instructions at MTPC’s expense, provided that such instructions comply with all applicable laws, regulations and Regulatory Requirements.

4.5.8          Disputes.  In the event of a dispute between the Parties over the validity of a rejection, LICENSEE and MTPC agree to submit a sample of the rejected Wf-516 Bulk to an independent test facility to be agreed by both Parties, and to accept the results of the testing

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performed by that facility as binding with regard to that lot of the Wf-516 Bulk.  The expense of such testing shall be borne by the losing party.

4.5.9          Consequence of rejection.  MTPC shall use Commercially Reasonable Efforts to replace rejected Wf-516 Bulk within the shortest possible time after MTPC’s receipt of notice thereof provided materials are available, and in any event within sixty (60) days if, subsequent to investigation, Wf-516 Bulk deemed by LICENSEE to be rejected is found to meet the Specifications, then LICENSEE will not only pay for the originally shipped Wf-516 Bulk but also any replacement Wf-516 Bulk made, or in process, while the investigation was being conducted.  The warranties given by MTPC in Section 11.2.12 to 11.2.16 below shall survive any failure to reject by LICENSEE under this Section 4.5.9.

ARTICLE 5
PAYMENTS AND ROYALTIES

5.1          Initial License Fee.  In consideration of the licenses granted by MTPC to LICENSEE, LICENSEE shall pay to MTPC the total amount of half a million United States Dollars (US$500,000) as the initial license fee within thirty (30) days after the Effective Date.  For the avoidance of doubt, the initial license fee set forth in this Section 5.1 shall not be creditable against future milestone payments or royalties.

5.2          Milestone Payments.

5.2.1          Milestone Payments.  In addition to the initial license fee, in consideration of the licenses granted by MTPC to LICENSEE, LICENSEE shall pay to MTPC the milestone payments set forth in Schedule 5.2 for the Product.

5.2.2          Reports and Payments.  The milestone payments shall be made no more than once with respect to the achievement of each milestone and no amounts shall be due hereunder for any subsequent or repeated achievement of such milestones (but payable on the first achievement of such milestone).  LICENSEE shall notify MTPC in writing within thirty (30) days after the achievement of the milestones specified on Schedule 5.2 and each such notice shall be accompanied by the appropriate milestone payment.  For the avoidance of doubt, the milestone payments pursuant to this Section 5.2 shall not be creditable against future milestone payments or royalties.

5.3          Royalties Payable by LICENSEE.

5.3.1          In addition, in consideration of the licenses granted by MTPC to LICENSEE herein, LICENSEE shall pay to MTPC a royalty on Net Sales in each Royalty Year in the LICENSEE Territory, on a Product-by-Product, as follows:

Annual Net Sales in the LICENSEE Territory	Royalty Rate
[*]	[*]
[*]	[*]
[*]	[*]

(“M” means “million”.)

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As an example, for Net Sales of [*] in the LICENSEE Territory, the royalties payable by LICENSEE to MTPC will represent [*].

5.3.2          Royalties set forth in this Section 5.3 shall accrue from the date of Launch of Product in each country and shall continue and accrue on Net Sales until the end of the Royalty Period in such country.

5.3.3          One Royalty.  No more than one royalty payment shall be due with respect to a sale of a particular Product.  No multiple royalties shall be payable because any Product, or its manufacture, sale or use is covered by more than one Valid Claim.  No royalty shall be payable under this Section 5.3 with respect to sales of the Products among LICENSEE and its Affiliates or sublicensees for resale, nor shall a royalty be payable under this Section 5.3 with respect to the Products distributed for use in research and/or development, in clinical trials, as donations to nonprofit institutions or government agencies or as promotional free samples.

5.3.4          Generic Competition.  At any time after Generic Competition exists in a country of the LICENSEE Territory, in each Calendar Quarter during the Royalty Period, Net Sales from such country shall be reduced by [*] before including same into Net Sales in all countries in the LICENSEE Territory for the purpose of calculating the applicable royalty rates set forth in Section 5.3.1.

5.4 Third Party’s New Formulation Technology.  LICENSEE may, at its discretion, introduce any third party formulation technology for the development and commercialization of the Product.  LICENSEE shall bear the costs and expenses for the development of such third party new formulation technology.  If MTPC becomes interested in the Product using such third party’s new formulation technology, LICENSEE, to the extent it has the right and ability to do so, shall provide MTPC with any and data and information with regard to such third party’s new formulation technology (hereinafter referred to as “Third Party Technology”) as a part of the LICENSEE Intellectual Property.  Further, if MTPC decides to develop and commercialize the Product in MTPC Territory using such Third Party Technology, LICENSEE, to the extent it has the right and ability to do so, shall grant or have such third party grant to MTPC the right to make, have made, use, sell, offer for sale, have sold and import the Product in MTPC Territory using .such Third Party Technology as a part of the LICENSEE Intellectual Property.  In such case, in consideration of the license granted to MTPC herein, MTPC shall pay to such third party royalties for commercialization of the Product using such Third Party Technology in the MTPC Territory which rate is equivalent to the royalties for such license granted to LICENSEE.

ARTICLE 6
ROYALTY REPORTS AND ACCOUNTING

6.1          Reports.  During the Royalty Period, LICENSEE shall furnish to MTPC a written report for the Calendar Quarter showing, on a country by country and Product by Product basis, (a) the gross sales of all Products sold by LICENSEE and its Affiliates and sublicensees during such Calendar Quarter, (b) the Net Sales, (c) the royalties, payable in United States Dollars, which shall have accrued hereunder based upon Net Sales of Products, (d) the withholding taxes, if any, required by law to be deducted in respect of such royalties, (e) the date of the Launch of each Product in each country in the LICENSEE Territory and (f) the exchange rates used in

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determining the amount of United States Dollars, as more specifically provided in Section 7.2.  Reports shall be due sixty (60) days following the close of each Calendar Quarter.  LICENSEE shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable hereunder to be determined in accordance with Section 6.2.

6.2          Audit.

6.2.1          Audit Rights.  Upon the reasonable written request of MTPC and not more than once in each Calendar Year, LICENSEE shall permit MTPC and/or an independent certified public accounting firm of nationally recognized standing, selected by MTPC and reasonably acceptable to LICENSEE, at MTPC’s expense, to have access during normal business hours on at least ten (10) days’ prior written notice, to such of the records of LICENSEE and its Affiliates as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any Calendar Year ending not more than thirty-six (36) months prior to the date of such request; provided that MTPC shall not be entitled to audit the same period of time more than once.

6.2.2          Audit Results.  If such accounting firm concludes that additional royalties were owed during such period, LICENSEE shall remit to MTPC within thirty (30) days of the date MTPC delivers to LICENSEE such accounting firm’s written report so concluding: (a) the amount of such additional royalties; and (b) interest on the amounts overdue of such underpayment which shall be calculated pursuant to Section 7.4.  In the event such accounting firm concludes that amounts were overpaid by LICENSEE during such period, LICENSEE shall have a credit against future royalties payable to MTPC in the amount of such overpayment; provided, however, that LICENSEE may have an independent certified public accounting firm of nationally recognized standing, selected by LICENSEE and reasonably acceptable to MTPC, at LICENSEE’s expense, confirm the results of the audit conducted by MTPC’s accounting firm.  The fees charged by MTPC’s accounting firm shall be paid by MTPC; provided, however, if an error in favor of MTPC of more than five percent (5%) of the royalties due hereunder for the period being reviewed is discovered, then LICENSEE shall pay the reasonable fees and expenses charged by such accounting firm.

6.2.3          Confidential Financial Information.  MTPC shall treat all financial information subject to review under this Article 6 as confidential, and shall cause its accounting firm to retain all such financial information in confidence.

ARTICLE 7
PAYMENTS

7.1          Payments Terms.  Royalties shown to have accrued by each royalty report provided for under Section 6.1 shall be due and payable on the date such royalty report is due.

7.2          Payment Method.  All payments by LICENSEE to MTPC under this Agreement shall be paid in United States Dollars.  If any currency conversion shall be required in connection with the payment of any royalties hereunder, such conversion shall be made by using the average of the exchange rates for the purchase and sale of United States Dollars reported by the Bank of

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Tokyo Mitsubishi UFJ on the last business day of the Calendar Quarter to which such royalty payments relate.

7.3          Exchange Control.  If at any time legal restrictions prevent the prompt remittance of part or all of the royalties with respect to any country in the LICENSEE Territory where the Product is sold, LICENSEE shall have the right, at its option, to make such payments by depositing the amount thereof in local currency to MTPC’s account in a bank or other depository designated by MTPC in such country.

7.4          Overdue Payments.  In the event the initial payment, any milestone payment or any royalty payment is not made when due, such outstanding payment shall accrue interest (from the date such payments is due through and including the date upon which full payment is made) at the annual rate of [*].

7.5          Withholding Taxes.  LICENSEE shall be entitled to deduct from any payment due MTPC under this Agreement the amount of any withholding taxes payable by LICENSEE or its Affiliates, or any taxes required to be withheld by LICENSEE or its Affiliates, to the extent LICENSEE or its Affiliates pay to the appropriate governmental authority on behalf of MTPC such taxes, levies or charges.  LICENSEE shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of MTPC by LICENSEE or its Affiliates.  LICENSEE promptly shall deliver to MTPC proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.  Upon reasonable request from MTPC, LICENSEE shall cooperate with MTPC to supply forms or documentation required by any applicable taxation laws, treaties or agreements to such withholding or as necessary to claim a benefit.

ARTICLE 8
CONFIDENTIALITY

8.1          Nondisclosure Obligations.  Except as otherwise provided in this Article 8, during the term of this Agreement and for a period of five (5) years thereafter, both Parties shall maintain in confidence and use only for purposes of this Agreement the Proprietary Information supplied by the other Party.

8.2          Permitted Disclosures.  To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, a Party (including its Affiliates and sublicensees) may disclose Proprietary Information of the other Party which it is otherwise obligated under this Article 8 not to disclose (a) to its Affiliates, its sublicensees and potential sublicensees, its consultants, investors and potential investors, outside contractors and clinical investigators, on a need-to-know basis on condition that such Persons agree to keep the Proprietary Information confidential for the same time periods and to the same extent as such Party is required to keep the Proprietary Information confidential; and (b) to government or other regulatory authorities to the extent that such disclosure is required by applicable law (including without limitation all applicable securities laws), regulation, agency or court order, or is reasonably necessary to obtain patents or authorizations to conduct Clinical Trials with, and to commercially market the Product, provided that, with respect to clause (b) the disclosing Party shall provide written notice to the other Party and sufficient opportunity to object to such

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disclosure or to request confidential treatment thereof.  The obligation not to disclose or use Proprietary Information received from the other Party shall not apply to any part of such Proprietary Information that (i) is or becomes patented, published or otherwise part of the public domain other than by acts of the Party obligated not to disclose such Proprietary Information in contravention of this Agreement; (ii) is disclosed to the receiving Party by a Third Party, provided such Proprietary Information was not obtained by such Third Party directly or indirectly from the other Party on a confidential basis; (iii) prior to disclosure under this Agreement, was already in the possession of the receiving Party, provided such Proprietary Information was not obtained directly or indirectly from the other Party; (iv) is subsequently and independently developed by the receiving Party without the knowledge of the Proprietary Information or (v) is disclosed in a press release agreed to by both Parties, which agreement shall not be unreasonably withheld.

8.3          SEC Filings.  The Parties will consult with each other on the provisions of this Agreement to be redacted in filings, if any, made by the Parties with the Securities and Exchange Commission or as otherwise required by law.  The Parties agree that either Party may make such disclosures pursuant to Form 8-K or otherwise as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure, with the prior written consent by the other Party.  The Parties shall consult with one another before any such filing, and shall seek protection for any Proprietary Information (including any terms and conditions of this Agreement).

8.4          Press Release and Publication.

8.4.1          Press Release.  In the event that either Party desires to issue a press release relating to this Agreement, the Parties shall discuss in good faith and agree upon the contents and timing of such press release.

8.4.2          Scientific Publication.  In the event that either Party, its Affiliate or its sublicensee(s) or licensee(s) is willing, required or obliged to make any publication in a scientific journal or at a conference in any academic society on the information obtained from its Development Work on the Compound and/or the Product, such Party, to the extent it has a right to review any such publication or presentation, shall endeavor in good faith to submit to the other Party the full text of such publication, at least thirty (30) days before the date of such publication and to consult with the other Party and to solicit comments with respect to such publication or presentation; provided, however, that such other Party shall not prevent the first Party from complying with regulatory requirements.

ARTICLE 9
INTELLECTUAL PROPERTY

9.1          Ownership of Improvements.  Each Party shall solely own, and such Party alone shall have the right to apply for, any patents within and outside its Territory for any improvements regarding the Compound and/or the Products made solely by such Party’s employees in the course of the performance of any work under this Agreement.  Improvements made jointly by employees of MTPC and LICENSEE, its Affiliates or its sublicensees shall be

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owned jointly by MTPC and LICENSEE, its Affiliates or its sublicensees and shall be included in the licenses described in Article 2 hereof.

9.2          Patents Prosecution and Maintenance.

9.2.1          MTPC Patents.  MTPC shall have the initial right to control the filing, prosecution and maintenance of the MTPC Patents in the LICENSEE Territory, and to select all patent counsel or other professionals to advise, represent or act for it in all matters relating to the MTPC Patents in the LICENSEE Territory.  MTPC shall be responsible for the payment of all such patent prosecution and maintenance costs of the MTPC Patents in the Major Countries and LICENSEE shall be responsible for the payment of all such patent prosecution and maintenance costs of the MTPC Patents in the remaining countries in the LICENSEE Territory if LICENSEE desires to prosecute and maintain the MTPC Patents in such remaining countries.  MTPC shall solicit LICENSEE’s review of the nature and text of any such patent applications in the LICENSEE Territory and important prosecution matters related thereto in reasonably sufficient time prior to filing thereof, and MTPC takes into account LICENSEE’s reasonable comments related thereto.  MTPC, taking such LICENSEE’s request into consideration but at its sole discretion, shall file patent claims related to the Compound or Product proposed by LICENSEE in any MTPC Patent or a continuation or divisional of the foregoing.  MTPC shall inform LICENSEE of any significant developments in the prosecution of pending patent applications included in the MTPC Patents in the LICENSEE Territory, including the issuance of any final office actions, allowance of claims, or upcoming grant of any domestic or foreign patent based thereon.  If MTPC decides not to file, prosecute or maintain a MTPC Patent in any country in the LICENSEE Territory, MTPC shall provide LICENSEE with written advance notice sufficient to avoid any loss or forfeiture (but in any event at least sixty (60) days notice), and LICENSEE shall have the right but not the obligation, at its sole expense, to file, prosecute or maintain such MTPC Patent in such country, and MTPC shall assign to LICENSEE a right, title and interest in and to such MTPC Patent in such country and such MTPC Patent shall no longer be deemed MTPC Patent.

9.2.2          LICENSEE Patents.  LICENSEE shall have the right to control the filing, prosecution, and maintenance of the LICENSEE Patents in the respective Territory, and to select all patent counsel or other professionals to advise, represent or act for it in all matters relating to the LICENSEE Patents.  LICENSEE shall be responsible for the payment of all such patent prosecution and maintenance costs.  LICENSEE shall solicit MTPC’s review of the nature and text of any such patent applications in the MTPC Territory and important prosecution matters related thereto in reasonably sufficient time prior to filing thereof, and LICENSEE shall take into account MTPC’s reasonable comments related thereto.  LICENSEE shall inform MTPC of any significant developments in the prosecution of pending patent applications included in the LICENSEE Patents in the MTPC Territory, including the issuance of any final office actions, allowance of claims, or upcoming grant of any domestic or foreign patent based thereon.  If LICENSEE decides not to file, prosecute or maintain a Patent Right included in the LICENSEE Patents in any country in the MTPC Territory, it shall provide MTPC with written advance notice sufficient to avoid any loss or forfeiture (but in any event at least sixty (60) days notice), and MTPC shall have the right but not the obligation, at its sole expense, to file, prosecute or maintain such LICENSEE Patent in such country, and LICENSEE shall assign to MTPC a right,

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title and interest in and to such LICENSEE Patent in such country and such LICENSEE Patent shall no longer be deemed LICENSEE Patent.

9.3          Cooperation.  Each Party shall make available as far as possible to the other Party or to the other Party’s authorized attorneys, agents, representatives, employees or consultants any documents necessary or appropriate to enable the other Party to file, prosecute and maintain patent applications and resulting patents, as set forth in Section 9.2, for a period of time sufficient for the other Party to obtain the assistance it needs from the first Party.  Where appropriate, each Party shall sign or cause to have signed all documents relating to said patent applications or patents at no charge to the other Party.

9.4          Enforcement of Patents.

9.4.1          Excluding Action.  Each of the Parties shall notify the other of any activity or product which it reasonably believes constitutes an infringement or misappropriation of the MTPC Patents or MTPC Know-How in the LICENSEE Territory or of any claim of invalidity or other challenge or opposition in respect of a MTPC Patent.  LICENSEE shall have the right, in the first instance, to enforce the MTPC Patents against such infringing technology or to defend any such claim of invalidity or other challenge or opposition within the LICENSEE Territory.  In the event LICENSEE declines to prosecute such infringing technology or to defend such claim within ninety (90) days (or twenty-one (21) days from the receipt of paragraph IV certificate or aware of the ANDA application) of becoming aware thereof, MTPC shall have the right to so enforce or defend.  The Parties agree that the costs of such prosecution or defense of validity, in connection with an infringement in the LICENSEE Territory shall be borne by the Party who prosecutes or defends the action.

9.4.2          Settlements, Allocation of Monetary Award.  The Party controlling the action may not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the non-controlling Party without the express written consent of the non-controlling Party, which consent shall not be unreasonably withheld.  Notwithstanding the foregoing, MTPC and LICENSEE shall cooperate with each other in the planning and execution of any action to enforce the MTPC Patents.  Any recovery and proceeds of any awards, judgments or settlements obtained by LICENSEE or MTPC shall be shared as follows, whether the recovery is by settlement or otherwise:

(a)           the enforcing or defending Party shall first be entitled to recoup all of its out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred in connection with the action;

(b)           the other Party, if joined or cooperating in the action, shall then be entitled to recover its out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred in connection with the action, not already reimbursed by the enforcing or defending Party;

(c)           any recovery remaining shall be allocated between the Parties on a pro rata basis based upon the respective lost profits of the Parties as a result of the infringing activities, which allocation ratio shall be separately agreed upon in writing by the Parties.

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9.4.3          Each Party agrees to furnish the other with such cooperation, including consenting to act as a Party to litigation if required, and exchange of information as the other Party may reasonably request in connection with the prosecution of any such action and the Party prosecuting an infringement or defending a claim of invalidity shall consult periodically with the other Party in connection with any such action.  Neither Party shall take any action which would admit the invalidity of a MTPC Patent without the consent of the other Party, which consent shall not be unreasonably withheld.

9.5          Patent Term Restoration.  The Parties, their Affiliates or their sublicensees shall cooperate with each other, execute all documents and take all actions that may be necessary to pursue patent term extensions, supplemental protection certificates or their future equivalents applicable to the LICENSEE Patents or the MTPC Patents, under appropriate laws and/or regulations in the LICENSEE Territory and/or MTPC Territory.  MTPC and LICENSEE shall discuss and determine which patents shall be extended in the respective Territory.  All filings for such patent term extension or supplemental protection certificates shall be made by the Party who owns the patent at its sole cost and expense.

9.6          Infringement of Third Party Rights.  Each Party or its Affiliate shall promptly notify the other Party in writing of any allegation by a Third Party that the manufacture, development, importation, use, offer for sale or sale of a Compound or Product covered by the MTPC Intellectual Property, infringes or may infringe the intellectual property rights of such Third Party in any country of the LICENSEE Territory or the MTPC Territory.  LICENSEE or its Affiliate or sublicensee shall have the first right to control the defense of any claim alleging that the manufacture, development, importation, use, offer for sale or sale of such Compound or Product in the LICENSEE Territory infringes any such Third Party rights or may settle on terms that it deems advisable in its sole discretion, provided that any final disposition of the litigation that will restrict the claims in or admit any invalidity of any MTPC Patent shall not be made without full consultation with and approval by MTPC, not to be unreasonably withheld.  If LICENSEE or its Affiliate or sublicensee fails to proceed in a timely manner with respect to such defense, MTPC shall have the right to control the defense of such claim.  The Parties shall consult and cooperate fully to determine a course of action.  If, finally, LICENSEE or its Affiliate or sublicensee is required by order or judgment of any court in any jurisdiction, or LICENSEE or its Affiliate or sublicensee in its sole discretion after having obtained an outside legal opinion, believes it necessary to obtain a license, obtains a license under such intellectual property right from such Third Party, and makes payments to such Third Party to avoid alleged infringement, then [*] of the royalty or other payments required to be paid by LICENSEE or its Affiliate or sublicensee to such Third Party as the result of a judgment or settlement under this Section 9.6 (“Third Party Payment”) shall be creditable against the royalty payments pursuant to Section 5.3 due MTPC with respect to the sale of such Product in such country, provided, however, that in no event shall the royalties payable to MTPC be reduced to less than [*] of the amount due under this Agreement, and provided further any remaining portion the [*] of the Third Party Payment not credited pursuant to this Section 9.6 may be carried over against the royalties payable to MTPC for the subsequent period in which the royalties are due.  Each Party shall have the right to participate in the defense of any such claim with counsel of its choice at its own expense.  MTPC or its Affiliate or licensee shall have the first right to control the defense of any claim alleging that the manufacture, development, importation, use, offer for sale or sale of the Compound or Product in the MTPC Territory infringes any such Third Party rights or may

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settle on terms that it deems advisable in its sole discretion, provided that MTPC and any MTPC Affiliate or licensee will not take any step in relation to such proceedings which might have a detrimental effect on LICENSEE’s rights under this Agreement and in particular the prosecution, maintenance and defence of the MTPC Patents in the LICENSEE Territory.

ARTICLE 10
TERM AND TERMINATION

10.1        Expiration.  This Agreement shall come into effect on the Effective Date and, unless earlier terminated, shall continue in effect until the expiration of LICENSEE’s obligations to pay royalties.  After the expiration of this Agreement, on a country-by-country basis, in such country in the Territory, LICENSEE will have a fully paid-up, non-exclusive, perpetual, irrevocable license, with the right to grant and authorize sublicenses, with respect to the MTPC Patents and MTPC Know-How in such country in the LICENSEE Territory or in the case of the manufacture of Compound, anywhere in the world for the purpose of manufacturing the Product to be sold in the LICENSEE Territory.

10.2        Termination for Cause.

10.2.1        Either Party may terminate this Agreement upon or after the breach of any material provision of this Agreement by the other Party, if the breaching Party has not cured such breach within sixty (60) days after notice thereof from the non-breaching Party.  This Agreement shall terminate, at the option of the non-breaching Party, at the expiration of such sixty (60) day cure period; provided, however, that if the breach is not capable of being cured within sixty (60) days of such written notice, this Agreement may not be terminated so long as the breaching Party commences and is taking commercially reasonable actions to cure such breach as promptly as practicable.

10.2.2        Either Party may terminate this Agreement upon giving notice to the other Party, which termination notice shall have immediate effect, in the case of any adjudication of bankruptcy or insolvency, appointment of a receiver by a court of competent jurisdiction, assignment for the benefit of creditors, or institution of liquidation proceedings by or against the other Party.

10.2.3        Notwithstanding anything to the contrary contained in Section 10.2.1, 10.2.2 or 13.2, in the event that MTPC is entitled to terminate this Agreement pursuant to Section 10.2.1 or 10.2.2, prior to exercising such termination right, MTPC shall offer LICENSEE’s sublicensees the ability to assume LICENSEE’s rights and obligations under this Agreement and to continue this Agreement in full force and effect between MTPC and such sublicensee.

10.3        Other LICENSEE Termination.  In the event that LICENSEE believes that (1) certain data and information with regard to any safety or efficacy or scientific or regulatory issue in relation to the Compound or Product obtained through the Development Work does not justify continued development of the Product by LICENSEE, its Affiliate and/or sublicensee or (2) LICENSEE believes that commercial considerations or other factors for marketing of the Product do not justify continued development, commercialization or marketing of the Product by

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LICENSEE, its Affiliate and/or its sublicensees, LICENSEE may terminate this Agreement in its sole discretion at any time during the term hereof in its entirety, or on a country-by-country, Compound-by-Compound or Product-by-Product basis (a) on not less than ninety (90) days prior written notice to MTPC if such termination occurs prior to Launch of such Product in such country, or (b) on not less than one hundred eighty (180) days prior written notice to MTPC if such termination occurs after the Launch of such Product in such country, informing MTPC of and discussing with MTPC the reasonable reason for which it is terminating all or part of this Agreement; provided however that if LICENSEE desires to terminate this Agreement in the cases safety problems caused by the Compound or Product, LICENSEE shall explain MTPC the reasonable reasons why such safety problems could not be avoided despite LICENSEE’s clinical development plan to decrease the risk of such safety problems.  In which case LICENSEE’s obligation to perform any further work under this Agreement shall cease in such country or for such Compound or for such Product as of the date of the end of the period set forth in Section 10.3.(a) or 10.3.(b).

10.4        Effect of Expiration and Termination.  Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing on or prior to such expiration or termination.  LICENSEE and its Affiliates and sublicensees shall have the right to sell or otherwise dispose of the stock of any Product subject to this Agreement then on hand or in process of manufacture, subject to Articles 5, 6 and 7.  In addition to any other provisions of this Agreement which shall by their terms continue after the expiration of this Agreement, the provisions of Article 8 shall survive the expiration or termination of this Agreement and shall continue in effect during the term set forth in Section 8.1.  In addition, any other provision required to interpret and enforce the Parties’ rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement.  Except as expressly set forth herein, the rights to terminate as set forth herein shall be in addition to all other rights and remedies available under this Agreement, at law, or in equity, or otherwise.

10.5        Effect of Termination Without MTPC’s Cause.  In the event that this Agreement shall be terminated by MTPC pursuant to Section 4.1.4, 10.2 or by LICENSEE pursuant to Section 10.3, LICENSEE or its Affiliate shall return to MTPC all written MTPC Know-How and all copies thereof and furnish MTPC with all of LICENSEE, its Affiliates or its sublicensee Know-How not already provided to MTPC with a royalty-free worldwide right to use all LICENSEE Patents and LICENSEE Know-How.  LICENSEE or its Affiliate shall further transfer free of charge to MTPC or its nominee any IND, Application or other documents filed with any government agency in LICENSEE Territory and any Registration obtained in LICENSEE Territory LICENSEE shall, at the request of MTPC, cooperate with MTPC or its nominee for the smooth transfer of them.

ARTICLE 11
REPRESENTATIONS AND WARRANTIES

11.1        Mutual Representations.  The Parties hereby represent and warrant as follows:

11.1.1        Corporate Existence and Power.  Such Party (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is

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incorporated, and (b) has the corporate power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted;

11.1.2        Authorization and Enforcement of Obligations.  Such Party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.  This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms;

11.1.3        Consents.  All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such Party in connection with this Agreement have been obtained; and

11.1.4        No Conflict.  The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations and (b) do not conflict with, or constitute a default under, any contractual obligation of such Party.

11.2        Representations and Warranties of MTPC.  MTPC additionally represents and warrants to LICENSEE as of the Effective Date that:

11.2.1        the MTPC Intellectual Property is owned or controlled by MTPC free and clear of any liens, charges and encumbrances, and no other person, corporate or other private entity, or governmental or university entity or subdivision thereof, has any valid claim of ownership with respect to the MTPC Intellectual Property, whatsoever;

11.2.2        MTPC has not previously granted, and will not grant during the term of this Agreement, any right, license or interest in and to the MTPC Intellectual Property, or any portion thereof, inconsistent with the licenses granted to LICENSEE herein;

11.2.3        MTPC does not have any knowledge of the existence of any references or conduct that would bring into question the validity or enforceability of the MTPC Intellectual Property in the Field;

11.2.4        there are no pending or, to the knowledge of MTPC, threatened actions, suits, investigations, claims or proceedings in any way relating to the MTPC Intellectual Property;

11.2.5        MTPC has disclosed to FORENAP or LICENSEE all material scientific and technical information known to MTPC or its Affiliates relating to the safety and efficacy of the Wf-516 Compound and Product containing the Wf-516 Compound;

11.2.6        MTPC has disclosed to FORENAP or LICENSEE all information which MTPC reasonably considers necessary for LICENSEE to file an IND with the FDA;

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11.2.7        Schedule 1.34 contains a complete and accurate list of all Patents Rights relating to the Compound or the Product containing the Compound owned or controlled by MTPC in the LICENSEE Territory and such Patents Rights have been diligently prosecuted and all fees payable in relation to such Patent Rights have been paid on or before their due date.

11.2.8        to the knowledge of MTPC, the patents encompassed within the MTPC Patents, are, or, upon issuance, will be, valid and enforceable patents.

11.2.9        to the knowledge of MTPC, the manufacture, use, sale, offer for sale, supply or importation by LICENSEE (or its Affiliates or sublicensees) of the Wf-516 Compound or Product containing the Wf-516 Compound does not and will not infringe any issued patent of any Third Party or, if and when issued, any claim within any published patent application of any Third Party;

11.2.10      MTPC has heretofore disclosed to LICENSEE or FORENAP, all material filings, notices, reports and other correspondence and contact information between MTPC and the FDA or any other regulatory authority regarding the Wf-516 Compound or the Product containing the Wf-516 Compound;

11.2.11      Schedule 11.2.11 sets forth a complete and accurate listing of all pre-clinical and clinical studies and trials, together with the dates and titles of such studies and trials, previously or currently undertaken or sponsored by MTPC or its Affiliates with respect to the Compounds and Products.  True, complete and accurate copies of all data and reports with respect to the studies and trials listed on Schedule 11.2.11 have been provided for review to LICENSEE or FORENAP, and MTPC has otherwise provided for review to LICENSEE or FORENAP all material preclinical and clinical studies and trials of all Compounds and Products;

11.2.12      Wf-516 Compound and Product containing the Wf-516 Compound are being developed, manufactured, stored, labeled, distributed and tested by MTPC or its Affiliates or any Third Party acting on behalf of MTPC in compliance in all applicable laws, rules and regulations at that time;

11.2.13      All Wf-516 Bulk supplied hereunder shall comply with the Specifications and shall conform with the information shown on the Certificate of Analysis provided for the particular shipment pursuant to Section 4.5.6 above;

11.2.14      The Facility, the manufacturing and supply activities contemplated herein and all Wf-516 Bulk supplied hereunder shall comply with the Regulatory Requirements and the Specifications, and all raw materials used in the manufacture of Wf-516 Bulk hereunder shall comply with the applicable specifications, and the Regulatory Requirements;

11.2.15      None of the Wf-516 Bulk supplied to LICENSEE under this Agreement shall be adulterated or misbranded; and

11.2.16      Title to all Wf-516 Bulk supplied under this Agreement shall pass as provided in this Agreement, free and clear of any security interest, lien, or other encumbrance.

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11.3        Representations of LICENSEE.  LICENSEE additionally represents and warrants to MTPC that:

11.3.1        LICENSEE is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware, U.S.A.;

11.3.2        upon request by LICENSEE, LICENSEE will be funded in accordance with the terms and conditions of a Securities Purchase Agreement by and among Care Capital, LLC Index Ventures (or other respective Affiliates) and the LICENSEE, a copy of which is attached as Schedule 11.3.2; and

11.3.3        LICENSEE has an ability to conduct the Development Work and to prepare the Development Plan in consultation with FORENAP.

11.4        Disclaimer of Representations.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF ANY PATENTS ISSUED OR PENDING.

ARTICLE 12
INDEMNIFICATION

12.1        LICENSEE’s Obligation.  LICENSEE shall defend, indemnify, and hold harmless MTPC, its Affiliates and their respective directors, officers, shareholders, employees and agents (“MTPC Indemnitees”), from and against any and all liabilities, damages, losses, penalties, fines, costs, interest, and expenses, including, but not limited to reasonable attorney’s fees (collectively “MTPC Damages”) arising from or occurring as a result of a Third Party’s claim, action, suit, judgment or settlement against an MTPC Indemnitee that is due to or based upon:

12.1.1        any breach of a representation, warranty, covenant or agreement of LICENSEE under this Agreement,

12.1.2        any negligent act of LICENSEE, its Affiliates or its sublicensees under this Agreement, or

12.1.3        development, manufacture, use, sale or labeling of Compound, Bulk Drug Substance or Product by LICENSEE, its Affiliates or its sublicensees.

However, LICENSEE shall not indemnify or hold harmless MTPC Indemnitees from MTPC Damages to the extent that such MTPC Damages are finally determined to have resulted from an item for which MTPC is obligated to indemnify LICENSEE pursuant to Section 12.2.  LICENSEE’s obligations under this Section shall survive the expiration or termination of this Agreement for any reason.

12.2        MTPC’s Obligation.  MTPC shall defend, indemnify, and hold harmless LICENSEE, its Affiliates and their respective directors, officers, shareholders, employees and

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agents (“LICENSEE Indemnitees”), from and against any and all liabilities, damages, losses, penalties, fines, costs, interest, and expenses, including, but not limited to reasonable attorney’s fees (collectively “LICENSEE Damages”) arising from or occurring as a result of a Third Party’s claim, action, suit, judgment or settlement against an LICENSEE Indemnitee that is due to or based upon:

12.2.1        any breach of a representation, warranty, covenant or agreement of MTPC under this Agreement,

12.2.2        any negligent act of MTPC, its Affiliates or its sublicensees under this Agreement; or

12.2.3        development, manufacture, use, sale or labeling of Compound, Bulk Drug Substance or Product by MTPC, its Affiliates or its sublicensees.

However, MTPC shall not indemnify or hold harmless LICENSEE Indemnitees from LICENSEE Damages to the extent that such LICENSEE Damages are finally determined to have resulted from an item for which LICENSEE is obligated to indemnify MTPC pursuant to Section 12.1.  MTPC’s obligations under this Section shall survive the expiration or termination of this Agreement for any reason.

12.3        Insurance.  LICENSEE, its Affiliates and/or its sublicensees shall maintain and keep in force for the term of this Agreement comprehensive general liability insurance including Products/Completed Operations, Contractual and Broad Form Property Damage covering its indemnification obligations hereunder combined single limit for Bodily Injury and Property Damage.  It is understood that such insurance shall not be construed to limit LICENSEE’s liability with respect to such indemnification obligations.

ARTICLE 13
MISCELLANEOUS

13.1        Force Majeure.  Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including but not limited to fire, floods, embargoes, power shortage or failure, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party.

13.2        Assignment.  This Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligations hereunder be assigned or transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either MTPC or LICENSEE may, without the other Party’s consent, assign this Agreement and its rights and obligations hereunder to an Affiliate or in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger or consolidation or change in control

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or similar transaction.  Any permitted assignee shall assume all obligations of its assignor under this Agreement.

13.3        Severability.  Each Party hereby acknowledges that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries.  Should one or more provisions of this Agreement be or become invalid, the Parties shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such provisions.  In case such provisions cannot be agreed upon, the invalidity of one or several provisions of the Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without such invalid provisions.

13.4        Notices.  Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery, first class mail or courier), first class mail or courier, postage prepaid (where applicable), addressed to such other Party at its address indicated in the Section 13.4, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

To MTPC:	Mitsubishi Tanabe Pharma Corporation 3-2-10, Dosho-machi, Chuo-ku, Osaka 541-8505, Japan Attn: Head of Business Development & Licensing Department Fax: +81-6-6205-5289 Phone: +81-6-6205-5508

To LICENSEE:	Sonkei Pharmaceuticals, Inc. 47 Hulfish Street, Suite 310, Princeton, NJ 08542, U.S.A. Attn: Jerry Karabelas Fax: +1-609-683-5787 Phone: +1-609-683-3662

With a copy to:	Sonkei Pharmaceuticals, Inc. 47 Huffish Street, Suite 310, Princeton, NJ 08542, U.S.A. Attn: Lorenzo Pellegrini Fax: +1-609-683-5787 Phone: +1-609-683-3677

And with a copy to:	Index Ventures 2 rue Jargonnant 1207 Genève Switzerland Attn: Michèle Ollier

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Fax: +41-22-737-0099 Phone: +41-22-737-0026

13.5        Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, the U.S.  without regard to the conflicts of law principles thereof except matters of patent law, which shall be determined in accordance with the national intellectual property laws relevant to the Patent Right in question.

13.6        Dispute Resolution.

13.6.1        The Parties agree to attempt initially to solve all claims, disputes, or controversies arising under, out of, or in connection with this Agreement (a “Dispute”) by conducting good faith negotiations.  Any Disputes which cannot be resolved by good faith negotiation within twenty (20) business days, shall be referred, by written notice from either Party to the other, to the Chief Executive Officer of each Party.  Such Chief Executive Officers shall negotiate in good faith to achieve a resolution of the Dispute referred to them within twenty (20) business days after such notice is received by the Party to whom the notice was sent.  If the Chief Executive Officers are unable to settle the Dispute between themselves within twenty (20) business days, they shall so report to the Parties in writing.  The Dispute shall then be referred to mediation as set forth in the Section 13.6.2.

13.6.2        Upon the Parties receiving the Chief Executive Officers’ report that the Dispute referred to them pursuant to Section 13.6.1 has not been resolved, a Party may decide to institute arbitration proceedings, in which case it shall give written notice to that effect to the other Party.  The Parties shall refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice.  During such period, the Parties shall continue to make good faith efforts to amicably resolve the dispute without arbitration.  If the Parties have not reached a settlement during that period the arbitration proceedings shall go forward and be governed by the rules of Conciliation and Arbitration of the International Chamber of Commerce (“ICC”) then in force.  Each such arbitration shall be conducted by a panel of three arbitrators: one arbitrator shall be appointed by each of LICENSEE and MTPC and the third arbitrator, who shall be the Chairman of the tribunal, shall be appointed by the two-Party appointed arbitrators.  Any such arbitration shall be held in London, England or such other place as may be mutually agreed upon in writing by the Parties.  The language of the arbitration shall be English.

13.6.3        The tribunal shall issue its award within forty-five (45) days after the date on which the arbitration proceedings have closed.  The arbitrators shall have the authority to grant specific performance.  Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.  In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.  Each Party shall bear its own costs and expenses incurred in connection with any arbitration proceeding and the Parties shall equally share the cost of the mediation and arbitration levied by the ICC.

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13.7        Competing Product.  LICENSEE or its Affiliate to whom it sublicenses its rights under this Agreement, shall not market or sell any Competing Product as long as the Compound is either an active development candidate or the Product is being marketed.

13.8        LIMITATION OF LIABILITY.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY EXCEPT TO THE EXTENT OF ANY SUCH DAMAGES PAID TO A THIRD PARTY IN CONNECTION WITH A CLAIM MADE BY SUCH PARTY FOR WHICH A PARTY IS RESPONSIBLE TO INDEMNIFY THE OTHER PARTY PURSUANT TO SECTION 12.1 OR 12.2.

13.9        Further Assurances.  At any time or from time to time on and after the date of this Agreement, each Party shall at the request of the other (i) deliver to the other such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of transfer or license, and (iii) take or cause to be taken all such actions, as such Party may reasonably deem necessary or desirable in order for the other Party to obtain the full benefits of this Agreement and the transactions contemplated herein.

13.10      Entire Agreement.  This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof.  All express or implied agreements and understandings, either oral or written, heretofore made are expressly superseded by this Agreement.  This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties.

13.11      Headings.  The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

13.12      Independent Contractors.  It is expressly agreed that MTPC and LICENSEE shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency.  Neither MTPC nor LICENSEE shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party to do so.

13.13      Waiver.  The waiver by either Party of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

13.14      Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Sonkei Pharmaceuticals, Inc.

By:	/s/ Michele Ollier

Name: Michele Ollier

Title: Partner, Director and Chairman

Mitsubishi Tanabe Pharma Corporation

By:	/s/ Natsuki Hayama

Name: Natsuki Hayama

Title: President & Representative Director

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Schedule 1.10.  Chemical Structure of the Wf-516 Compound

[*]

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Schedule 1.12.  Development Plan

[*]

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*]. The redacted portions have been filed separately with the SEC.

Schedule 1.34.  The List of MTPC Patents

Patent List of Wf-516	Revised on August 26, 2008

No.	Summary of patent	State	Application number	Date of filling	Publication number	Patent number	Grant date	Others
1	[*]	[*]	[*]	[*]	[*]	[*]	[*]
		[*]	[*]	[*]	[*]	[*]	[*]
		[*]	[*]	[*]	[*]	[*]	[*]
		[*]	[*]	[*]	[*]	[*]	[*]
		[*]	[*]	[*]	[*]	[*]	[*]
		[*]	[*]	[*]	[*]	[*]	[*]
		[*]	[*]	[*]	[*]	[*]	[*]
		[*]	[*]	[*]	—			[*]
		[*]	[*]	[*]	[*]	[*]	[*]
		[*]	[*]	[*]	[*]			[*]
		[*]	[*]	[*]	[*]	[*]	[*]
		[*]	[*]	[*]	—	[*]	[*]
		[*]	[*]	[*]	—	[*]	[*]	[*]
2	[*]	[*]	[*]	[*]	[*]

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*]. The redacted portions have been filed separately with the SEC.

Schedule 1.52.  Specifications

Specifications for WE-516 Drug Substance

Test Item	Specification	Analytical Method
Description	[*]	[*]
Identification
(1) [*]	[*]	[*]
(2) [*]	[*]	[*]
Purity
(1) [*]	[*]	[*]
(2) [*]	[*]	[*]
(3) [*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]s	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]
[*]
(4) [*]		[*]
[*]	[*]
[*]	[*]
(5) [*]	[*]	[*]
(6) [*]		[*]
[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

*(1) [*]

*(2) [*]

*(3) [*]

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*]. The redacted portions have been filed separately with the SEC.

Schedule 4.1.1.  Services Agreement

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*]. The redacted portions have been filed separately with the SEC.

Schedule 5.2.  Milestone Payments

Event	MDD*	All other indications other than MDD**
Onset of Phase II(a) Study	[*]
Onset of Phase II(b) Study	[*]
Onset of Phase III Study	[*]	[*]
Application in the US	[*]	[*]
Application in the first European Country	[*]	[*]
Launch in the US	[*]	[*]
Launch in the first European Country	[*]	[*]
When the Net Sales in the US exceed [*] in a Calendar Year	[*]

“MDD” shall mean major depression disorder defined in ICD 10.

** All other mood disorders (other than MDD) shall be treated as a single “indication”.

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*]. The redacted portions have been filed separately with the SEC.

Schedule 11.2.11.  List of all pre-clinical and clinical studies and trials

Mitsubishi Reference	Reference Number in IB, version 1		Study Number	Report Number	Title of Study Report	Investigator	Version or Amendment Number	Date of report/amendment	Language of original report	Status (Note)	Target completion date	Target final report date	PDF files	Status of Database
[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*]. The redacted portions have been filed separately with the SEC.

Schedule 11.3.2.  Securities Purchase Agreement